EXCLUSIVE LICENSE AGREEMENT

                  EXCLUSIVE LICENSE AGREEMENT, dated as of this 15th day of September, 1999 by and between SafeScience, Inc., a Nevada corporation with its offices in Boston, MA ("SafeScience") and Delta-Omega Technologies, Inc., a Colorado corporation (the "Company") with its offices in Broussard, LA.

                  WHEREAS, the Company has developed certain proprietary formulations for cleaning products listed in Appendix A, has produced the same for conversion into finished goods and has produced pilot production quantities of finished goods exclusively for SafeScience; and

                  WHEREAS, the parties are interested in establishing an exclusive arrangement whereby the Company provides SafeScience with these formulations; and

                  WHEREAS, SafeScience wishes to contract for the production of certain finished products utilizing these formulations; and

                  WHEREAS, SafeScience has developed certain markets for resale of these products; and

                  WHEREAS, SafeScience wishes to provide confidential access to these formulations to third party manufacturers for the purpose of manufacturing large volumes of finished goods for resale; and

                  WHEREAS, SafeScience is willing to make license payments to the Company in consideration of its development of these formulations and its grant of a license hereunder; and

                  WHEREAS, the Company is willing to grant to SafeScience exclusive use of these proprietary formulations, as well as any future formulations for cleaning products that may from time to time be developed for SafeScience; and

                  WHEREAS, SafeScience is willing to assume the responsibility of protecting these proprietary formulations via confidentiality agreements with its third party manufacturers;

                  NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Grant of License: Exclusivity The Company grants SafeScience an exclusive worldwide license to make, manufacture, sell and distribute each of the cleaning products listed in Appendix A, as such Appendix may be amended by mutual agreement to add future cleaning products developed by the Company, including products presently in development (all the products listed on such Appendix A at any time are referred to as the "Products"). Under the terms of such exclusive license, the Company will not sell or distribute Products, nor will the Company grant to any third party any license to make, manufacture, sell or distribute any Products. Such exclusivity will be subject to SafeScience's maintaining, during each year of the term of this Agreement, the minimum annual purchase levels set forth in Section III of the Supply and Distribution Agreement between the parties dated July 8, 1998 (the "1998 Agreement"); provided, however, that all net sales of Products (as defined in Section 6) under this Agreement will be credited to the minimum purchase requirements of the 1998 Agreement.

2. Improvements to Products: Other Existing Products- Products in Development.

         (a) During the term of this Agreement, the Company will continue to develop improvements on the Products. Any improvements on Products shall also be considered Products for the purposes of this Agreement, shall be added to Appendix A and shall be subject to all the provisions hereof.

         (b) The Company presently manufactures other products which are purchased from the Company by SafeScience. In the event that, as a result of the high volume of demand for any such product or quality control concerns with respect to any such product, SafeScience determines in good faith to seek a third party manufacturer for any such product, such product shall be considered a Product for the purposes of this Agreement, shall be added to Appendix A and shall be subject to all the provisions hereof.

         (c) The Company is presently developing other products for SafeScience, in addition to the Products and to the other products described in clause (ii) above. In the event any such product(s) become commercialized, the Company may initially manufacture such products for sale to SafeScience. However, in the event that, as a result of the high volume of demand for any such product or quality control concerns with respect to any such product, SafeScience determines in good faith to seek a third party manufacturer for any such product, such product shall be considered a Product for the purposes of this Agreement, shall be added to Appendix A and shall be subject to all the provisions hereof.

3. Product Formulas. The Company agrees to provide SafeScience, simultaneously with execution of this Agreement, with all the formulas and other information necessary for manufacture of the Products (the "Product Formulas"). Upon addition of any new Product to Appendix A, the Company shall promptly provide all the formulas and other information necessary for manufacture thereof to SafeScience.

4. Term of License. The license shall commence on the date hereof and be perpetual unless terminated pursuant to Section 11.

5. Limitations on License. The rights granted SafeScience under this Agreement shall not be directly or indirectly assignable or transferable in any manner whatsoever, nor shall SafeScience have the right to grant any sublicenses, except for the sole purpose of the production of Products by third parties. Any unauthorized assignment, transfer or sublicense by SafeScience shall be null and void and of no legal effect whatsoever.

6. License Fee. During the term of this Agreement, SafeScience shall pay license fees to the Company in an amount equal to two percent (2%) of net sales for all Products listed in Appendix A. Such fees shall be payable on a quarterly basis within 30 days of the end of each calendar quarter. Net sales are defined as gross sales actually invoiced, less returns, cash discounts and trade allowances, and less separately invoiced amounts such as taxes, shipping and insurance. In the event additional Products are added to Appendix A, the parties shall negotiate in good faith to determine the license fees payable with respect to such additional Products. If the parties are unable to agree upon the amount of license fees, the parties agree that the amount of the fees shall be submitted to mediation and/or arbitration pursuant to Section 13(c), and during the pendency of such arbitration the license shall be in full force and effect subject to SafeScience's obligation to pay such license fees when they are so determined.

7. Right to Audit. SafeScience shall at all times during the term of the license granted hereunder keep true and correct books of account and maintain documents (including where appropriate documents produced by third party manufacturers and provided to SafeScience) which show the license fee to which the Company is entitled, and the total amount of Product produced by SafeScience using the Product Formulas. The books of account and documentation shall be retained by SafeScience for not less than two (2) years after any termination of the license and shall be open to inspection by an authorized representative of the Company, and at the Company's expense, during the term of the license and for a period of two (2) years after termination of the license. Such inspections shall be carried out no more than twice per year, during usual business hours of SafeScience by the Company or its assigns, successors or representatives upon five (5) business days prior notice. In the event an audit by the Company determines that SafeScience has underpaid the license fees due to the Company by more than 10% in any one-year period, the expenses of the audit shall forthwith be reimbursed by SafeScience to the Company.

8. Confidentiality and Non-Disclosure of Information.

         (a) As used in this Agreement, the term "Confidential Information" means the Product Formulas and any other confidential or proprietary technical or business information furnished by one party to the other party in connection with the license granted hereunder, regardless of whether such information is in written, oral, electronic, or other tangible form. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

         (b) Each party shall maintain the other party's Confidential Information in confidence and shall not disclose such Confidential Information to any third party without the prior written consent of the disclosing party. The foregoing shall not apply to information that (1) is or hereafter becomes generally available to the public other than by reason of any default with respect to confidentiality under this Agreement; (2) is disclosed to such party by a third party who is not in default of any confidentiality obligation to the other party; (3) is developed by or on behalf of such party, without reliance on confidential information acquired from the other party; (4) is required to be disclosed in compliance with applicable laws or regulations or order by a court of competent jurisdiction, provided that reasonable measures shall be taken to assure confidential treatment of such information; or (5) is provided by such party under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, to third parties for consulting, accounting, legal and similar purposes.

         (c) Each party shall limit access to the other party's Confidential Information to those of its directors, officers, agents, employees, consultants and advisors who have a need to know and who have been informed in writing of and agreed to be bound by the obligations of confidentiality imposed by this Agreement. Each party shall allow its directors, officers, agents, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information. The receiving party shall cause its directors, officers, agents, employees, consultants and advisors to keep in confidence the Confidential Information consistent with this Agreement and shall be responsible for any disclosures by such persons not permitted hereunder.

         (d) Neither SafeScience nor any of its third party manufacturers shall use the Company's Product Formulas for any purpose other than to produce Products.

         (e) In the event of any breach by SafeScience or any of its agents or third party manufacturers of the provisions of this Section 8, the Company may, subject to the provisions of Section 12(c), immediately seek injunctive relief in any court of competent jurisdiction in addition to any other rights or remedies provided for herein.

9. Infringement.

         (a) In the event that SafeScience learns of any infringement or unauthorized use of the Product Formulas, it shall promptly notify the Company. The Company shall have the sole initial right to bring infringement actions or other similar proceedings against third parties in order to protect the Product Formulas. If requested to do so, SafeScience shall reasonably cooperate with the Company in any such action, including but not limited to joining the action as a party if necessary to maintain standing, at the Company's expense.

         (b) If the Company determines not to take any such action, then SafeScience may take such action in its own name. The Company may cooperate with SafeScience or join such action at its sole discretion. In the event such an action taken by SafeScience is successful and SafeScience is not awarded all its costs and expenses (including attorney's fees) incurred in connection with the prosecution thereof, then the Company agrees to participate in and contribute to the costs and expenses of such prosecution in ratable proportion to the relative losses to the parties incurred as a result of the infringing conduct. The relative losses of the parties shall be determined based upon, in the case of SafeScience, SafeScience's estimated gross profits from the sales lost as a result of the infringement, and in the case of the Company, the license fees that would have been payable pursuant to Section 6 on the sales lost as a result of the infringement. Any portion of such fees and expenses for which the Company is obligated to reimburse SafeScience shall be payable by offset against future license fees payable under Section 6.

         (c) Any award recovered by the Company or SafeScience in any action or proceeding commenced by it as under this section 9 shall be divided between the parties as follows: first, to both parties of their respective, actual out-of-pocket costs (which amount shall be allocated pro rata if the amount recovered is less than the total amount of such costs); second, any amounts awarded in respect of lost sales or profits shall be allocated so as to approximate, to the best of the parties' ability, to the Company the portion thereof that represents the license fees that would have been payable with respect to such lost sales or profits, and to SafeScience the balance of the amount so awarded; and third, any remaining amount of any recovery (including recovery representing punitive or statutory damages) shall be split evenly between the parties.

10. Indemnification.

         (a) The Company agrees and covenants to hold harmless and indemnify and defend SafeScience, its subsidiaries, affiliates, officers, directors, employees, agents and assigns, from and against any suits, actions, claims, losses, demands, liabilities, costs and expenses of any kind, including costs and attorneys' fees for defending the same, which may arise or result from any claims or infringement or piracy of the Product Formulas, except to the extent caused by SafeScience's (or any of SafeScience's agent's or third party manufacturer's) misuse, unauthorized modification of Product Formulas or mislabeling.

         (b) SafeScience agrees and covenants to hold harmless and indemnify and defend the Company, its subsidiaries, affiliates, officers, directors, employees, agents and assigns (each a "Company Indemnified Party"), from and against any suits, actions, claims, losses, demands, damages, liabilities, costs and expenses of any kind, including costs and attorneys' fees for defending the same, which may arise or result from SafeScience's use of the Product Formulas licensed hereunder, to the extent SafeScience's or its agent's actions constitute breach of contract, negligence or willful misconduct toward a party other than a Company Indemnified Party.

11. Termination. Notwithstanding anything otherwise contained in this Agreement, the Company shall have the right to terminate the rights and license granted to SafeScience hereunder upon thirty (30) days written notice to SafeScience (unless a longer period is set forth hereinbelow), upon the happening of any one or more of the following events; provided, however, (1) if SafeScience, within said notice period, cures or otherwise terminates any of said events, said right and license shall continue on in force as if said notice had not been given, or
(2) if SafeScience, within said notice period, contests in good faith the veracity of any of said events, said right and license shall continue on in force until such time as the veracity of said events shall be established by a final trier of fact, from which no further appeal may be taken:

         (a) if SafeScience fails or refuses to pay promptly any amount payable under Section 6 when and as same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice thereof has been given by the Company to SafeScience;

         (b) if SafeScience should fail to comply with any other material requirement or obligation of the license granted hereunder and such default shall not be cured within sixty (60) days after receipt of written notice of default from the Company, or if SafeScience does not take and diligently pursue reasonable steps to cure such default if such default is of such a nature that a period of more than sixty (60) days is required to cure;

         (c) SafeScience may terminate this license at any time, for any reason, upon thirty (30) days' notice thereof to the Company.

12. Effect of Termination. Upon the termination of the license granted hereunder, all rights of SafeScience under the license shall cease forthwith and shall immediately be null and void and thereafter SafeScience shall cease using the Product Formulas. Each party shall forthwith deliver to the other party all forms, procedures, documents, copies of formulations, and other Confidential Information of the other party. Upon such termination, SafeScience shall remain obligated to pay any outstanding license fees due under Section 6.

13. General Provisions.

         (a) Relationship of Parties. No partnership, joint venture, employment, agency or other relationship is formed, intended, or to be inferred under this Agreement. Neither party to this Agreement shall make or authorize any representation to the contrary.

         (b) Survival of Remedies. During and after the term of this Agreement, each party shall be entitled to all rights, remedies and protections available at law and in equity. The parties recognize that irreparable injury may result to its business and property if the other party breaches any of the terms of this Agreement, and each party agrees that if it engages in any act in violation of this Agreement, the other party shall be entitled, in addition to such other remedies and damages as may be available, to seek equitable relief including injunction prohibiting the breaching party from engaging in such act and specific performance. Without limiting the generality of the foregoing, the indemnification provisions of Section 10 of this Agreement shall survive any termination of this Agreement.

         (c) Disputes. Should a dispute arise relative to the terms or conditions of this Agreement, the parties shall, prior to commencing any litigation or similar proceeding, engage in non-binding mediation with a mediator mutually acceptable to the parties. In the event such mediation is unsuccessful in resolving the dispute, the parties shall submit the dispute to binding arbitration in Boston, Massachusetts pursuant to the rules then prevailing of the American Arbitration Association. Any award made through the arbitration shall be enforceable in any court of competent jurisdiction pursuant to uniform laws regarding arbitration and the award may include an award of attorney's fees and costs to the prevailing party. The foregoing arbitration clause shall not be deemed to limit the right of either party to seek immediate equitable relief, where permitted pursuant to applicable law or to the terms of this Agreement, in a court of competent jurisidiction pending the arbitration proceedings.

         (d) Waiver. The failure of either party to take any action under this Agreement, or the waiver of a breach of this Agreement, shall not affect that party's rights to require performance hereunder or constitute a waiver of any subsequent breach.

         (e) Notice. All notices required or permitted to be given or made under this Agreement must be made in writing and delivered by certified mail, return receipt requested. Mailed notices shall be addressed to the parties as their addresses appear below, except that in the event written notice of a change of address is made in accordance with this section, then such mailed notices shall be addressed to the party in question at such new address.

If to Delta-Omega Technologies, Inc.:

119 Ida Road
Broussard, LA 70518
Attn:  James V. James, III
Telephone: (318) 837-3011
Fax: (318) 837-3037

With copies to:

Roger V. Davidson, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, CO 80202-5596
Telephone: (303) 299-7307
Fax: (303) 296-3956

If to SafeScience, Inc.:

31 St. James Avenue, Suite 52
Boston, MA 02116
Attn: Bradley J. Carver, President
Telephone: (617) 422-0674
Fax: (617) 422-0675

With copies to:

B. David Sandberg, Esq.
31 Vineyard Street
Cambridge, MA 02138
Telephone: (617) 492-1027
Fax: (617) 441-9757

         (f) Interpretation. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Massachusetts. The headings herein are for reference only and shall not define or limit the provisions hereof.

         (g) Entire Agreement. The recitals hereto are a part of this Agreement which constitutes the entire agreement between the parties with respect to the subject matter addressed herein, and all prior and contemporaneous agreements, whether written or oral, as may relate to the same, are hereby superseded by this Agreement.

         (h) Modification. This Agreement may not be altered, modified, amended or changed, in whole or in part, except by a writing executed by the parties.

         (i) Successors. This Agreement shall be binding upon the parties and their permitted assigns, corporate successors and representatives.

         (j) Attorneys' Fees. In the event of any dispute which results in a suit or other legal proceeding to construe or enforce any provision of this Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the parties agree that the prevailing party or parties (in addition to all other amounts and relied to with such party or parties may be entitled) shall be entitled to recover reasonable attorneys' fees and other costs incurred in any action or proceeding.

         (k) Previous Agreement. This Agreement shall not be deemed to supersede the 1998 Agreement (as defined in Section 1) except in the case of a direct conflict between the terms of this Agreement and the terms of the 1998 Agreement.

APPENDIX A
----------

Products included in royalty agreement between Delta Omega, Inc. and SafeScience, Inc. and dated Sept. 1st, 1999.

Agreed Product List
-------------------

All Purpose Cleaner

Kitchen Cleaner

Shower Cleaner

Dish Detergent

Floor Cleaner

Window Cleaner

Bathroom Cleaner

Laundry Cleaner

Auto Dishwashing Gel

Outdoor Cleaner

                  IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

SAFESCIENCE, INC.                           DELTA-OMEGA TECHNOLOGIES, INC.


By:  /s/Bradley J. Carver                   By:  /s/James V. James, III
     -------------------------------             -------------------------------

Title:   President                          Title:   President
        ----------------------------                ----------------------------